					Exhibit 99.2

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions of Item 6 (Selected Financial Data) previously filed in the Annual Report on Form 10-K for the year ended December 31, 2005 of WPS Resources. All other portions of Item 6 are unchanged.

FINANCIAL STATISTICS (2001 TO 2005)

As of or for Year Ended December 31
(Millions, except per share amounts, stock price, return on average equity
and number of shareholders and employees)	2005	2004	2003	2002	2001

Total revenues *	$6,847.3	$4,890.6	$4,321.3	$1,461.1	$1,345.4

Income from continuing operations	$153.0	$156.2	$110.6	$118.5	$87.6

Income available for common shareholders	157.4	139.7	94.7	109.4	77.6

Total assets	5,462.5	4,376.8	4,292.3	3,671.2	3,346.5

Preferred stock of subsidiaries	51.1	51.1	51.1	51.1	51.1

Long-term debt and capital lease obligation (excluding current portion)	867.1	865.7	871.9	824.4	727.8

Shares of common stock (less treasury stock
and shares in deferred compensation trust)
Outstanding	39.8	37.3	36.6	31.8	31.1
Average	38.3	37.4	33.0	31.7	28.2

Earnings per common share (basic)
Income from continuing operations	$3.91	$4.09	$3.26	$3.64	$3.00
Earnings per common share	4.11	3.74	2.87	3.45	2.75
Earnings per common share (diluted)
Income from continuing operations	3.87	4.07	3.24	3.61	2.99
Earnings per common share	4.07	3.72	2.85	3.42	2.74
Dividend per share of common stock	2.24	2.20	2.16	2.12	2.08

Stock price at year-end	$55.31	$49.96	$46.23	$38.82	$36.55
Book value per share	$32.76	$29.30	$27.40	$24.62	$23.02
Return on average equity	13.6%	13.5%	11.5%	14.6%	12.8%
Number of common stock shareholders	20,701	21,358	22,172	22,768	23,478
Number of employees	2,945	3,048	3,080	2,963	2,856

* Approximately $1,127 million of the increase in revenue in 2003 compared to 2002 relates to ESI's required adoption of Issue No. 02-03, "Issues
Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,"
effective January 1, 2003.